UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):   June 6, 2024

GSI Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33387	77-0398779
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1213 Elko Drive Sunnyvale, California 94089
(Address of principal executive offices)

Registrant's telephone number, including area code:

(408) 331-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $0.001 par value	GSIT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 6, 2024, GSI Technology, Inc. (the “Company”) completed the previously announced sale-leaseback transaction contemplated by the Purchase and Sale Agreement, dated April 2, 2024, as amended pursuant to that certain (i) First Amendment to Purchase and Sale Agreement with Escrow Instructions dated April 30, 2024, (ii) Second Amendment to Purchase and Sale Agreement with Escrow Instructions dated May 17, 2024 and (iii) Third Amendment to Purchase and Sale Agreement with Escrow Instructions dated May 21, 2024 (collectively, as amended, the “Purchase Agreement”) by and between the Company and D.R. Stephens & Company, LLC (the “Purchaser”), for the sale of the Company’s 1213 Elko Drive property in Sunnyvale, California (the “Sunnyvale Property”). Pursuant to the Purchase Agreement, the Company sold the Sunnyvale Property for $11.65 million cash. The foregoing descriptions are not intended to be complete descriptions of the Purchase Agreement or the transactions contemplated therein and are qualified in their entirety by reference to the full text of the Purchase Agreement and its amendments, copies of which were filed as: (i) Exhibit 10.1 to the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2024, (ii) Exhibit 10.1 to the Company’s Current Report on Form 8-K that was filed with the SEC on May 2, 2024 and (iii) Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K that was filed with the SEC on May 22, 2024, each of which is incorporated herein by reference.

Simultaneously with the closing of the sale of the Sunnyvale Property, the Company entered into a lease agreement with an affiliate of the Purchaser (the “Lease”) for the Sunnyvale Property with an initial term of ten years from the closing of the sale-leaseback transaction. The Company has the option to renew the term of the Lease for two additional five-year periods. Pursuant to the Lease, the Company is responsible for base rent initially at a rate of approximately $90,768 per month and the monthly operational expenses, such as maintenance, insurance, property taxes and utilities. The rental rate will increase three percent (3%) per year beginning on the first anniversary of the closing. The foregoing description of the terms of the Lease is not intended to be a complete description of the Lease and is subject to, and qualified in its entirety by, the Lease, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On June 9, 2024, Barbara Nelson, a member of the Board of Directors of the Company (the “Board”), the Chair of the Nominating and Governance Committee of the Board and a member of the Audit Committee of the Board, notified the Company of her decision not to stand for reelection when her current term expires at the Company’s 2024 Annual Meeting of Stockholders. Ms. Nelson advised the Company that her decision was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Lease Agreement between DRSIP/ELKO, LLC, as landlord, and GSI Technology, Inc., as tenant, dated June 6, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2024

GSI Technology, Inc.

By:	/s/ Douglas M. Schirle
Douglas M. Schirle
Chief Financial Officer

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